Exhibit 99(A)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

NATROL, INC.

at

$4.40 Net Per Share

by

Nutra Acquisition Company, Inc.

a wholly owned subsidiary of

Plethico Pharmaceuticals Limited

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, DECEMBER 27, 2007, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

November 27, 2007

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been engaged by Nutra Acquisition Company, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Plethico Pharmaceuticals Limited, a public limited company incorporated under the laws of India (“Plethico,” and, together with Purchaser, the “Buyer Parties”), to act as Information Agent in connection with Purchaser’s offer to purchase all outstanding shares of common stock, $.01 par value per share (“Shares”), of Natrol, Inc., a Delaware corporation (“Natrol”), at a price of $4.40 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 27, 2007 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

The Offer is not subject to any financing condition. The Offer is subject to the conditions, among others, that:

•

there have been validly tendered, and not properly withdrawn, prior to the expiration of the Offer, as it may be extended in accordance with the terms of the Merger Agreement, that number of Shares that, when added to the number of Shares already owned by the Buyer Parties and their affiliates (but excluding any Shares that may be acquired by exercising the Top-Up Option), represents a majority of the total number of fully diluted shares, voting together as a class, at the Expiration Date. We refer to this condition (as more fully described in Section 13 of the Offer to Purchase—“Conditions of the Offer”) as the “Minimum Tender Condition.”

•

subject to certain exceptions, since the date of the Merger Agreement, there has occurred any change, event, development, circumstance or occurrence that individually or in the aggregate, (x) has a material adverse effect on the results of operations, condition (financial or otherwise), business or assets of Natrol and its subsidiaries, taken as a whole, or (y) a material adverse effect on Natrol’s ability to perform its obligations, or consummate the transactions contemplated by the Merger Agreement, in accordance with the terms of the Merger Agreement.

The Offer is also subject to certain other terms and conditions. See Section 13 of the Offer to Purchase.

Enclosed herewith are the following documents:

1. Offer to Purchase, dated November 27, 2007;

2. Letter of Transmittal to be used by stockholders of Natrol in accepting the Offer and tendering Shares;

3. Internal Revenue Service Form W-9 (Request for Taxpayer Identification Number and Certification), including instructions for completing the form;

4. Notice of Guaranteed Delivery;

5. A letter to stockholders of Natrol from the President and Chief Executive Officer of Natrol, accompanied by Natrol’s Solicitation/Recommendation Statement on Schedule 14D-9;

6. A printed letter that may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

7. Return envelope addressed to the Depositary (as defined below).

The Offer is being made in connection with the Agreement and Plan of Merger, dated as of November 18, 2007 (together with any amendments or supplements thereto, the “Merger Agreement”), among Plethico, Purchaser and Natrol, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Natrol, and Natrol will be the surviving corporation (the “Merger”).

The Natrol board of directors has unanimously approved the Merger Agreement, the Offer and the Merger and determined that the Offer and the Merger are advisable, fair to and in the best interests of Natrol and the holders of Shares. The Natrol board of directors unanimously recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will be deemed to have accepted for payment, and will pay for, all Shares validly tendered in the Offer, and not properly withdrawn, prior to the Expiration Date if and when Purchaser gives oral or written notice to Computershare Trust Company of New York (the “Depositary”) of Purchaser’s acceptance of the tenders of such Shares for payment pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Neither Plethico nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Thursday, December 27, 2007, unless the Offer is extended.

If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the Letter of Transmittal.

Questions and requests for assistance or for additional copies of the enclosed materials may be directed to us at the address and telephone number set forth below and in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at Purchaser’s expense.

Very truly yours,

INNISFREE M&A INCORPORATED

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF PLETHICO, PURCHASER, NATROL, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders Call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833